Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated March 23, 2021
Registration Statement No. 333-253482

COINBASE GLOBAL, INC.

This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-253482) (the “Registration Statement”) that Coinbase Global, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, which may be accessed through the following link: here.

On March 23, 2021, the Company posted a video on YouTube responding to questions from the public submitted through Reddit related to the Company’s proposed direct listing and issued a Reddit blog post and a twitter post announcing the posting of the video. A copy of the transcript of this video, the Reddit blog post and the twitter post is attached as Appendix A.

The Company has filed a Registration Statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company has made the prospectus available at investor.coinbase.com under the "SEC Filings" section.

Appendix A

Coinbase Investor Day Reddit Transcript

Brian:
Welcome everybody to our Reddit AMA for the Coinbase direct listing. We wanted to make sure that we took some time to engage with every type of investor out there, not just traditional investors that we would meet with on a road show, institutional investors, but also anybody who wants to participate on Reddit in more of an open forum. So this is part of our ethos about the direct listing and the open financial system, which is part of Coinbase's mission.

Brian:
I'm joined here today by Alesia Haas, the CFO for Coinbase, who's been a major force behind the scenes helping this direct listing come to light. And I just want to mention that we were thrilled by the number of questions on Reddit. We had over 1,300 questions submitted. We're not going to be able to get to all of them today, obviously just due to time constraints and some of them, we aren't allowed to answer due to regulations, but we're going to do our best to get through as many as we can. Alesia, anything you want to add?

Alesia:
I just want to say I am delighted to be here and I'm so excited, I was looking forward to this call all week. I really appreciate everyone who's read our S1, watched our investor videos, spent time on Reddit submitting a question or uploading, and we will be answering the most up-voted questions, and happy to kick that off and dive right in.

Alesia:
So should I start with question one, Brian?

Brian:
Awesome. Let's do it.

QUESTION 1 : “What is the Coinbase criteria for adding altcoins to be exchanged on the platform?” -- ZAP54

Alesia:
All right. Question one, top voted question from ZAP54. "What is the Coinbase criteria for adding altcoins to be exchanged on the platform?" So maybe I'll kick it off with a couple of thoughts and then Brian, please jump in here. So, first of all, we look to be the platform that lists all of our assets that the customers would like to trade in, assuming that they're legal, assuming that we feel good about the security and that they are compliant. And so those are the criteria.

Alesia:
We recently launched a product called Asset Hub, where issuers have the opportunity to submit a request to be listed on Coinbase. And there are so many assets that are seeking to be listed that we would like to be in a position to list all of them, but it does take a little bit of time. So the first step is we do an evaluation, we evaluate it for security, for legal reasons, and for compliance reasons. And then after we get through this process and rate it, we then have a process to list it with our engineers and get it integrated for our clients.

Alesia:
So I hope to be doing more of this, hope to be launching more quickly, but it is a very complex process and that we go through a lot of checks and balances to make sure that we're protecting our customers and offering the best assets that we can.

QUESTION 2 : “Would we be able to buy Coinbase stock on Coinbase?” - Fantastic_Seat_5290

Brian:
All right, so let's move on to question two. "Would we be able to buy Coinbase stock on Coinbase?" This is from Fantastic_Seat_5290. Alesia, what do you think?

Alesia:
Gosh, I want to say yes, but the answer is no. We are listing a stock on the NASDAQ Global Markets Platform. It's a traditional security. Coinbase is a crypto only platform where we only list security tokens. And so unfortunately the stock that we are offering will not be available on Coinbase. We have a later question that talks about maybe doing a security token, so I'm going to hold further thoughts until we get to that question.

Brian:
Sounds good.

QUESTION 3 : “What would you say is Coinbase’s biggest existential threat i.e. the one that most concerns you?” - Lotusmode

Alesia:
All right, question three. "What would you say is Coinbase's biggest existential threat i.e. the one that most concerns you?" Thank you, Lotusmode for this question. Brian, I think you should share what keeps you up at night?

Brian:
Absolutely. Yeah, so a couple of things come to mind. One is our policy efforts and our engagement with government and regulators. I think luckily there's a lot of people out there that are very excited about crypto and government and they're very excited about the opportunity this can bring to people all over the world, not just in the United States but there's still a lot of education to do.

Brian:
We encounter a lot of misunderstanding out there. There's still a huge gap in understanding about what is crypto, what are the risks of it? What is the potential of it? And of course, we need to be out there talking to people about, "Hey, this is a really powerful new technology, just kind of like the internet when it got started in the US and it helped build some really amazing companies that brought a lot of benefits to the population and GDP growth and job creation and everything like that."

Brian:
So we need to keep doing a lot of that education and advocacy work. I'd say a second one that's big, we always want to keep cybersecurity top of mind. And Coinbase has done a really awesome job over the years of securing customer funds. And we keep the vast majority of it about 99% actually entirely stored offline in cold storage and we split up keys and distribute it geographically in a way that helps me sleep well at night. And of course the funds we do keep live on the server to service the day-to-day flow of funds, we've got a cyber crime insurance policy against that, and there's a lot of things that helps me, but it doesn't mean that cybersecurity is not a big, big threat, we have to keep in mind all the time.

Brian:
I guess the third one, the last one I would say is, I just want to make sure that we continue to be an innovative company that continues to move quickly, especially as we become a public company. This industry, the cryptocurrency industry is just so new and it's evolving so quickly that we got to make sure that we don't get to a certain size where we start to slow down or become complacent. This is just getting started and we've got to continue to innovate. So those are a few of the things I'd like to think about.

Alesia:
I think that's right. That's what we talk about internally all the time.

QUESTION 4 : "So is Coinbase planning on doing any of the following?"

        "Are we planning on providing any sort of early preferential access to shares for Coinbase customers, similar to the fundraise IPO model?"

        Are we planning on offering direct access of purchasing Coinbase via the application natively?"

        "Are we planning to airdrop any Coinbase shares to loyal customers over the last few years similar to the ICO model?" -- dcprog1

Brian:
Yeah. Yeah. Okay, cool. Let's go to question four. All right. "So is Coinbase planning on doing any of the following?" Maybe we can take these one at a time and just break it up. It's a longer question. So this is from dcprog1. Now, so number one, "Are we planning on providing any sort of early preferential access to shares for Coinbase customers, similar to the fundraise IPO model?" Alesia, what do you think?

Alesia:
Ooh, all right. So we're doing a direct listing and a direct listing enables all investors, institutions, retail investors, anyone in between to participate in our opening order on the NASDAQ platform. It does not have preferential treatment. So nobody is getting an allocation. There's no opportunity to invest in the company at this time prior to that direct listing.

Brian:
Absolutely, yeah. Okay and then, "Are we planning on offering direct access of purchasing Coinbase via the application natively?" I guess that means inside the Coinbase app itself. This kind of touches on that prior question.

Alesia:
Yeah, I think we should share a little bit of the history here. Don't you think Brian?

Brian:
Yeah, let's do it.

Alesia:
So we talk about how we ended up with a direct listing. All right. When Coinbase decided to go public, we thought it was an opportunity to provide more transparency into crypto. Crypto has matured to a point where we wanted to be able to share with all investors and all the public actually how far the industry has come. And we thought one way we could do that was by going public. So once we made that decision, we had to decide how we would go public. And there's many routes a company can go public today. You can do a traditional IPO, you can do a direct listing, you could probably see in the headlines that many people are going public via SPAC, which is the special purpose acquisition company.

Alesia:
And then we looked really creatively, could we do something on the blockchain? Could we do a security token? And as we evaluated those options, what we came to with a security token was the infrastructure is not quite there, that we didn't have the opportunity for all investors. Many institutional investors can't participate in security tokens, and we didn't have enough broker dealers that could trade it to provide liquidity to the market. And we, Coinbase didn't have the right licenses or the right foundation to be able to offer that.

Alesia:
It was really important that we were able to offer a security token that was native to crypto and could be treated like an ERC-20, could be used in DeFi and have all of the features of crypto that we all have come to love. And until we can offer something that we feel like meets the customer or an investor in this case experience that we want it to have, we've found that we couldn't pursue that at this time.

Alesia:
So we are pursuing the direct listing as I just shared. And we believe that takes a step forward to meeting our mission as the open financial system, because everyone can participate in our direct listing. And it creates the transparency that we are hoping to bring to Coinbase but hopefully someday soon we are going to make the right investments and get the right licenses and build the ecosystem that we want that there can be security tokens, maybe on Coinbase, but maybe on other companies.

Brian:
Yeah, well said. And I think, we want to make this available and hopefully not just for Coinbase but any crypto company in the future that wants to create a security token, raise money, build their cap table, eventually go public that way. I think there's companies in the future that will go public that way. And hopefully we can help build some of that infrastructure in the future, but it wasn't quite here yet today.

Brian:
I guess the third part of this question is about, "Are we planning to airdrop any Coinbase shares to loyal customers over the last few years similar to the ICO model?" I mean, I think having a security token would've made that easier. And so we unfortunately weren't able to do that in this case. And then, yeah, this last part, it says, "Question number three seems critical to me in effectively asking how Coinbase is changing the dynamic of cryptocurrency investing in the ownership model versus a traditional legacy IPO. Why build a decentralized exchange in a legacy model and issue public equity for a company that has been critical in changing the world of finance? Depending on legality and feasibility, it seems like the right thing to consider and do for the millions of customers who took a massive risk on the industry and have been a long time investors in your platform. Thank you."

Brian:
So, yeah, I think we sort of touched on this already, but look, we agree with you. I think the future is what you're describing, and it's the same thing that we're thinking about in our head. There's a path to get there and it involves a regulatory licensing challenge there that's not in addition to some of the technology pieces. So I think really it fits squarely into the mission of the company to help build that in the future. And unfortunately, we weren't ready today to do it with the direct listing and we didn't want to delay things further. So it sounds like we're thinking about the same things, at least.

QUESTION 5 : "The fees on regular Coinbase versus Coinbase Pro are one of the worst kept secrets on all of the exchanges. Are there any plans to merge the platforms or reduce the fees on Coinbase?"

"Having two platforms is odd, especially going into the public listing where the fee discrepancy will get talked about even more." -- Duzand

Alesia:
All right, question five. "The fees on regular Coinbase versus Coinbase Pro are one of the worst kept secrets on all of the exchanges. Are there any plans to merge the platforms or reduce the fees on Coinbase?" And then lastly, there's just a part that says, "Having two platforms is odd, especially going into the public listing where the fee discrepancy will get talked about even more." Thank you, Duzand for this question. Brian, do want to talk a little bit about our philosophy here and the product roadmap?

Brian:
Sure. So the question is exactly right. We have a couple of different products at Coinbase, and we did that as part of our culture of repeatable innovation. We wanted to keep building more and more pieces of the crypto economy infrastructure. One of those turned out to be Coinbase Pro and it had a different fee structure and you're right, it's not a very well kept secret. We're trying to advertise that in fact, if people want to go do more professional trading, they can get different fees there.

Brian:
I think the answer to your question is, yes, you'll see these things be better integrated over time. I think there's a blurry line between people who come into crypto and they just want to buy their first 50 or $100 a Bitcoin to someone who becomes a more professional trader or even like a semi-professional trader. So there is a kind of a gradient here of different users and we are working to better integrate those in one product so people can...

Brian:
And by the way, there'll be a gradient of pricing tiers as well. If you're buying a relatively small amount of crypto, the price as a percentage might be less than if you're buying millions or even hundreds of millions of dollars of crypto. So you'll see better integration of those over time, and it's a great question.

QUESTION 6 : “what were the design decisions behind launching independent apps services like Coinbase, Coinbase Pro, and Wallet, instead of having unified all in one experience?" -- bdangles

Brian:
All right, let's go to the question [inaudible 00:11:28]. Great. All right. "What were the design decisions behind launching independent apps services like Coinbase, Coinbase Pro, and Wallet, instead of having unified all in one experience?" From bdangles. So, I guess it's similar to the last question. Yeah so this was an interesting one if you look back at Coinbase's history, you can try to basically build everything into one product. Some people call this, you can have a monolith or people even talk about having shared services, like in a matrix organization.

Brian:
Early on, we decided to kind of split up and try a lot of different ideas and those teams were operating-pretty independently. I think that created some wins in the sense that, for instance, Coinbase Wallet has a totally different architecture that's based on self-custody. That would have been really hard to do in an all-in-one experience, but it also created some confusion, like the prior question noted about Coinbase and Coinbase Pro, and there's people who kind of want to move between these products, but they're not super well integrated. So I think there's a trade-off there between speed of execution and how much creativity you get and kind of the customer experience. So over time, you'll see us merging some of those that make sense, like some of the Pro trading experience into the main retail app, et cetera. But that's what it was, it was a trade off we made around how do we create more products, how do we be innovative, how do we make sure we're building what our customers want. All right, let's move on to question seven.

QUESTION 7 : “when can us normal folk finally buy shares?” -- BResourceful

Alesia:
Question seven: when can us normal folk finally buy shares? Thank you, BResourceful. All right. Well, we filed our preliminary prospectus. We are in the process of educating investors and we hoped that it is going to be in the relatively near future that you can buy shares, but we don't have an exact date to share with you yet. So please visit our IR site, which is investor.coinbase.com. And we will post updates there as well as you can log on to the SCC website and there'll be updates posted there as well.

QUESTION 8 : “what needs to happen for full integration of crypto payments into internet services? Are there cryptocurrencies around at the moment that you think could do that or are we still waiting for a scalable solution? Are CBDC’s central bank digital currencies going to serve that purpose? What part will Coinbase play in the internet of value?” -- sojourner8293

Brian:
Sounds good. All right. Question eight: what needs to happen for full integration of crypto payments into internet services? Are there cryptocurrencies around at the moment that you think could do that or are we still waiting for a scalable solution? Are CBDC’s, central bank digital currencies going to serve that purpose? What part will Coinbase play in the internet of value? This is from sojourner8293. Okay. So what needs to happen for full integration of crypto payments into internet services? I think there's a few things. So you touched on one of them, scalability is a really important part of that. I think if you look at how many transactions per second can happen on the Bitcoin network or the Ethereum network, it's still several orders of magnitude below what you're seeing in say the PayPal or Visa networks right now.

Brian:
And for this to be a truly global platform for people to do every kind of payment out there, we need to get this, the blockchains to be on the order of at least 5,000 transactions per second, something like that. Ideally it could be even more, it would probably enable even more use cases like building social media apps and all kinds of things. Now, of course, that can happen on layer two or it could happen on layer one. So there's a lot of innovation happening here. I'm not sure we necessarily need new cryptocurrencies, but we do need scalability solutions. And so there's a bunch of those with Lightning Network on Bitcoin and optimistic roll-up on Ethereum and Ethereum 2. And then of course there's a whole suite of other crypto, or I would say next-generation blockchains, Dfinity, Polkadot, Cosmos, Algorand.

Brian:
There's so many great ones coming out and great teams working on this that are trying to work, EOS, they're trying to all work on scalability. So scalability is one of the big first ones that'll get this working integrated into all internet services. I think the other two that I think about, the second one is probably usability. So we need a way for people to be able to send to a human readable name like Brian@Coinbase, instead of to a machine-readable name, like a random crypto address, which looks like a random string of characters. To make another internet analogy... Well, the scalability is kind of like us going from dial-up to broadband. And the usability of the naming piece would be like us going from IP addresses to DNS. So, it's kind of mirroring the usability and scalability of the internet in some ways.

Brian:
And lastly, I would say is privacy. The internet had to do this too. We had to move from HTTP to HTTPS, get that little lock in your browser icon. And not everybody wants to be doing transactions on a public ledger. I think privacy coins are actually an important thing that more and more people are going to want in the future. So these features, we need to get the blockchains scalable, more usable, and the privacy features people want. And I think that's how it'll get integrated into all these internet services. Central bank digital currencies, which are mentioned here, I think that's an important trend as well. Obviously I'm more excited about the decentralized global cryptocurrencies and the innovation that that can unlock, but I think central bank digital currencies are going to be really big as well, and pretty much every major government out there is starting to think about how they're going to build them.

Brian:
So at Coinbase, we're cryptocurrency agnostic, so we're going to support any cryptocurrency, including CBDCs and stable-coins and even decentralized ones like Dai as long as they meet our listing standards. I guess, in terms of what part Coinbase will play in the internet value, we think of ourselves as the primary financial account that people have in the crypto economy or the internet of value. And so they're likely going to store their crypto with us or if they're using one of our self-custody options, they're going to store it themselves, but through our product. And then they can use that to access the whole suite of products and services out there in the crypto economy, which it's going to be great. I think that'll bring a lot of economic freedom to the world. All right, let's go to question nine.

QUESTION 9 : “How high do you see the business risk for coin by decentralized exchanges, DEX?”

“DEXs have showed permanent traction since the DeFi summer? Is this something causing you sleepless nights? Will they banish or are you planning to move into that space as well?”

“What do you see as your major USP in comparison to DEXs?” -- Lou__Dog

Alesia:
All right. Question nine: how high do you see the business risk for coin by decentralized exchanges, DEX? So what do we think of DEX is the first one. And DEXs have showed permanent traction since the DeFi summer? Is this something causing you sleepless nights? Will they banish or are you planning to move into that space as well? And then there's an additional question. What do you see as your major USP in comparison to DEXs? Thank you, Lou__Dog. All right, Brian, do you want to start and talk about DEX exchanges versus our centralized exchange and I can add on?

Brian:
Yeah, sure. So decentralized exchanges like Uniswap and others have gotten a lot of traction lately and, frankly, we are thrilled about that. We want to see more and more adoption of crypto out there. The question is correct, which is that it does compete with one of our products. We run a centralized exchange, these are decentralized exchanges, but we have many different products and we're going to basically try to make it easy for our customers to access all the different things they might want to do with crypto, whether it's one of our products or not. One of the things that we've built in the prime brokerage product is that it has a smart order router that guarantees kind of best pricing. So what that means is that if a customer comes in and says, "I want to convert this asset into this one," we can actually go out and connect to a number of different exchanges to get them the best pricing, even splitting up that order into a bunch of pieces.

Brian:
And so those exchanges could be Coinbase exchange, but it certainly doesn't have to be, it could be any other exchange. And in the future, it could be a decentralized exchange. We kind of want to roll those all up and maybe even abstract that. So from the customer's point of view, they don't always care. Now we would love to also, by the way, provide direct access to the decentralized exchanges. And we do that already today on Coinbase Wallet, but you can imagine us making it easy to access decentralized exchanges and every other kind of decentralized app, by the way, there's thousands of them out there now, through our main retail product. So the way I think about this is whether we built it or not, we want people to be able to access it.

Brian:
It's like Amazon in the early days, Jeff Bezos thought, "Hey, why don't we allow third-party sellers to put their products on there as well?" People thought he was crazy. Why would we put a competitor's product right next to our own? And he realized that well we want to create value for our customers, and in the long run, that's what's going to make us a valuable company. So we always try to think about what does the customer want and give them that, not what does Coinbase want.

QUESTION 10 : “What is Coinbase's stance on NFTs? Does the company have interest in incorporating them in the business model?” -- LogicalStop

Brian:
All right, let's move on to... yep. All right, so what is Coinbase's stance on NFTs? Does the company have interest in incorporating them in the business model? This is from LogicalStop. Well, I'll start it off. So, NFTs are having a moment right now, it's pretty exciting the amount of activity going on. And we want to, like I said previously, we want to make it easy for our customers to access every kind of crypto product out there, again, whether it's ours or others, and that shouldn't matter. And so, yes, we would like to provide our customers easier access to NFTs. People can do this already today, again, through Coinbase Wallet, which is our self-custody wallet. It's kind of a bit easier to integrate those, and people are already storing NFTs.

Brian:
They've been doing it for at least a couple of years through Coinbase Wallet, but we want to make it even easier in the main app now that it's started to take off and get real traction, and people are starting to understand it better. So NFTs are exciting. And I think there's just going to be more and more trends like this in crypto. Probably every three to six months, there'll be some new thing like this that we need to make sure people can get easier access to. Alesia, anything you want to add?

Alesia:
I think it just brings us back to the concerns about our existential threat, like we are very focused on supporting where our customers want to go and look forward to supporting NFTs in the future.

Brian:
Yeah. I mean, one of our product strategies is we always try to think about: how do we make products that are the most trusted and the easiest to use? And so today, NFTs are getting a lot of adoption, but it's still so many clicks. I think I tried it a week or so ago, it was like 25 clicks or something to go figure out for someone how to buy an NFT. It's so difficult. I feel like if we could make that down to five clicks or something like that, we could probably broaden the number of people using these things by an order of magnitude. So hopefully we can help do that.

QUESTION 11 : “Is there a vision to make Coinbase support more accessible and customer friendly? If so, what sort of investment is Coinbase making for the same? What are the goals and when can we issue a resolution SLA of less than two days? Thanks in advance for your time and response. PS: emulating Amazon customer support by asking one simple question, "Did we solve your problem?" Doesn't necessarily mean your customer support has high standards. Customer obsession needs to be part of the company's DNA, which doesn't seem to be the case at Coinbase.” -- Reverseengineer_24

Alesia Haas:
Question 11: Hi, Brian and Alesia. I think this is a unique and dare I say courageous way to reach out to retail. Hopefully more teams will follow your lead. I've been a Coinbase user for four years now and my experience was extremely positive until last month when I had to raise a support request, which hasn't been resolved yet. I was an advocate of Coinbase before the incident and now I'm at a point where I wouldn't recommend Coinbase. My problem is with the fully hands off the wheel support strategy, where there is no way for customers to access support specialists. In a world with extreme volatility, it is important that customers are able to resolve issues in a timely manner. It almost feels like Coinbase wants customer support to hide behind layers of ineffective, automated workflows. For other next-gen tech companies, this hands off the wheel customer support might make sense, but I'm not so sure about FinTech companies, especially for a company with a 12-digit valuation, which brings me to my question.

Alesia Haas:
Is there a vision to make Coinbase support more accessible and customer friendly? If so, what sort of investment is Coinbase making for the same? What are the goals and when can we issue a resolution SLA of less than two days? Thanks in advance for your time and response. PS: emulating Amazon customer support by asking one simple question, "Did we solve your problem?" Doesn't necessarily mean your customer support has high standards. Customer obsession needs to be part of the company's DNA, which doesn't seem to be the case at Coinbase. Thank you, Reverseengineer_24. This is a really important question, and I'm glad you raised it. Brian, do you want to take the first stab at this?

Brian:
Yeah, sure. Thanks again for the question. And just wanted to apologize off the bat that you're not having a good experience recently. I'm not surprised, there is a run-up in the price of crypto and just the general awareness of it recently, which is affecting this. But before I maybe share some context on it and what we're going to do about it, I'm just wanting to acknowledge that we agree with your philosophy that in FinTech, when you're storing people's money, people need to be able to get access to a real human being to solve issues. It can't be completely automated and the SLA needs to be something reasonable, which I just wanted to mention -- that we agree with the philosophy. So I think some context on maybe why you're having a slightly different experience recently: unsurprisingly, the number of people reading about crypto and signing up for Coinbase has jumped dramatically.

Brian:
Just probably three, four months ago, we were getting about 25,000 customer support inquiries a week. And within say, four weeks, it jumped to 100,000 or more.

Brian:
And so, you can imagine that's a pretty unprecedented jump that traditionally companies maybe would only see... like if you're an e-commerce [company], you might see that at the holiday season or something, but that's a predictable thing that you can build capacity planning for. In our case, we can't really tell when these crypto cycles are going to happen. And so when we saw it start to happen, we started to invest more in customer support. And since the beginning of really this run-up, we've quadrupled our capacity; we've brought on at least 600 or more customer support agents this year alone.

Brian:
Actually the number we brought on this year is more than the entire size of the customer support team prior to 2021. And you can imagine it takes a long time to both hire those people and also train them so that they can be really effective in helping customers. So you are seeing some automation and things like that, but we never want to prevent customers from contacting somebody. So, hopefully, we will earn your trust back as we build up that capacity and respond to this most recent crypto cycle. Thank you for the question.

Alesia:
Thank you. I just want to add, in addition to hiring new customer support agents, we're also making investments on the product side to reduce the friction that we see a lot of customers call in and offer complaints about. And so we're trying to solve it in many ways, one at the product side. Two, by more thoughtfully addressing the call queue so that you're getting a trained agent who knows how to answer your question and then adding capacity. It is a top of mind issue that we continue to invest in every single week.

QUESTION 12 : "Will we soon see that debit card? Will it still offer XLM rewards?" -- joisil

Brian:
All right. Question number 12. "Will we soon see that debit card? Will it still offer XLM rewards?" This is from J-O-Y-S-E-L, Joysel. I'm not sure how you say it. So this is a great question. We have a Coinbase debit card for those of you who don't know. It's been out in the UK for a while, and we've offered it up on a wait list in the US. Yes, you will see it soon. There's been a large amount of demand and a lot of printing and creation of those cards. Yes, it will still offer rewards like we talked about in the blog post, and we launched it for Stellar XLM, and I think it was at 4% that we talked about. So hopefully, you'll be seeing those ship out soon. Thanks for the question.

QUESTION 13 : "Why is Satoshi Nakamoto's address included on the prospectus form S1?” -- nahNotBuyinIt

Alesia:
All right. Number 13. Oh, this is one of my favorites. "Why is Satoshi Nakamoto's address included on the prospectus form S1?” Thank you, nahNotBuyinIt. This was such a big moment for crypto, in addition to Coinbase/us being the first, hopefully, publicly listed crypto company. And we wanted to make a nod to the initial founder of this entire crypto economy. And so this is an homage, a nod to Satoshi for opening up the door and enabling our success.

Brian:
Absolutely. Thank you. Satoshi, whoever, he, she, or they are, helped create this whole industry and certainly [has] been... we stood on the shoulders of giants, you might say, building Coinbase. So none of this would have been possible without that computer science breakthrough. So thank you.

QUESTION 14 : "Doge or cat?" -- adabaed

Brian:
All right. Question 14, "doge or cat?" From adabaed. I mean, are you a dog or cat person or a doge or a cat person, Alicia?

Alesia:
I think I'd have to go with doge.

Brian:
Actually, I'm probably a doge person too, but we'll see. We'll see how it goes. All right. Question 15.

QUESTION 15 : "How secure is my Bitcoin? 99% is in cold storage. Is that a hardware wallet in Mr. Armstrong's pocket? Would a mugger have access to billions in Bitcoin? Specifics would be nice. Although, I understand specifics can compromise security. What is the specifics on the insured Bitcoin? Not FDAC cash balances. Will a percent be returned to me in case of compromise to cold storage Bitcoin?" -- Ernesto_Alexander

Alesia:
"How secure is my Bitcoin? 99% is in cold storage. Is that a hardware wallet in Mr. Armstrong's pocket? Would a mugger have access to billions in Bitcoin? Specifics would be nice. Although, I understand specifics can compromise security. What is the specifics on the insured Bitcoin? Not FDAC cash balances. Will a percent be returned to me in case of compromise to cold storage Bitcoin?" This is from Ernesto_Alexander. All right, Brian, is it in your hardware wallet, in your pocket?

Brian:
Luckily, no. Thanks for the question, Ernesto. So security is one of those really challenging things to get right in cryptocurrency. And obviously, some people are choosing to trust Coinbase by asking us to store their crypto for them. And then we also offer our self custody product, Coinbase Wallet for people who want to store it themselves and take more of that responsibility. So I think both are good options.

Brian:
For the people who we’re storing their crypto on their behalf, there's a ton of work we've put into the security of that crypto. So the 99% that's in cold storage, I'll just tell you, I do not personally have access to it. It is something that we have gotten some intellectual properties and patents around, how we've stored cryptocurrency securely offline. And we split up keys. We use consensus mechanisms and hardware security modules that are distributed geographically in data centers around the world.

Brian:
So I'll keep it as high level as that, but having a consensus layer like that is really important because it means, first of all, there's no one or two or three, a small group of people who can run off with funds. And it also means that you can lose some of the pieces. And not lose, obviously, the key. So pieces of these things can be lost periodically, natural disasters happen and all kinds of crazy situations that we run drills [on] and kind of test against.

Brian:
So that's the cold storage piece. And then, we do keep about 1% of the funds live on the server to serve day-to-day flow of funds. And that's what we call our hot wallet. We hold a cyber crime insurance policy on the amount that exceeds the amount in the Hot Wallet. And so that gives us some comfort, obviously, but we work really hard to make sure that that Hot Wallet is secure as well. We don't want to lose it just because there's insurance there. And we run a lot of say, pen tests for instruments. We have third-party firms come and try to break into that and tell us about how far they got or how close they got. And there's many layers to that security. So that ideally, even if a small amount could be lost, like a bank teller might have an issue, but the majority of the funds are not lost. And so, there's a lot of work we put into that. Alicia, yeah? Anything you want to add here?

Alesia:
I just wanted to share that there was a really nice article in WIRED about our cold storage technology that I would point you to, Ernesto, to read a little bit more, where we do give a little bit more specificity to what we do to protect these assets.

QUESTION 16: "Coinbase isn't the only place to buy Bitcoin. Why do you think people use Coinbase over other platforms. Who are your biggest competitors?" -- DeanChuka

Brian:
Awesome. All right, let's go to question 16. "Coinbase isn't the only place to buy Bitcoin. Why do you think people use Coinbase over other platforms. Who are your biggest competitors?" This is from DeanChuka. All right. I'll start off.

Brian:
So yeah, I mean, luckily Coinbase is not the only place to buy crypto. We want crypto to be integrated into the traditional financial system all over the world and just get it in the hands of everybody all over the world. Coinbase is just one company. We can't do that. That's kind of the power of crypto is, that it is this open standard and open platform. And so, we want there to be thousands of companies around the world integrating with crypto. Now, why would they use Coinbase over other platforms? Two of the things that we try to do really well and focus on are trust and ease of use.

Brian:
So trust can come from a variety of things. It can come from cybersecurity. It can come from regulatory compliance, which by the way, allows us to not only just stay in business, but connect convenient payment methods that people want to put in there. Trust can come from great design. It can come from doing what we say we're going to do. It can come from being a public company even, [which] creates a lot of trust, because there's a lot of standards and things we need to have in place to be a public company.

Brian:
The other one is ease of use, right? So I'd like to think that crypto still is pretty hard to use on average, I would say for the average person. I mean, I think about that a lot. How do we get the next 100 million or billion people using crypto, so we can make a true global crypto economy? We need to make it even simpler, right?

Brian:
The average person doesn't know how electricity works, but they can still flip on a light switch, or they don't know how TCIP works, but they can still use an internet browser or their cell phone. And so I think in the future, we need to get it so easy that people, they're just doing what they want to do in their life. They don't even necessarily need to know that it's cryptocurrency happening underneath. They're just getting done whatever they need to get done, whether that's earning a living, or paying for the things in their life, or helping launch their company. And, basically, all the things that [allow for] economic freedom is enabled by crypto. So we have a number of competitors out there across all the different products where we operate, because of course, Coinbase is where retail, [an] app where people have their primary financial account, where we have an exchange underneath that.

Brian:
We have a custodian under that. We have an institutional business. We also have a commerce merchant payments business. We have competitors in each of these categories. So I won't name any of them specifically, but I think the general way you can think about how the competitive landscape is, is that there's some other more traditional fintech and financial players out there that are starting to do stuff with crypto. And that's great, but they're not 100% focused on crypto.

Brian:
So we often have more features, more assets, things that people want to do. And even if they get introduced to crypto through one of those other platforms, they then often will also open a Coinbase account to be able to do the next thing they want to do in crypto, or buy that other asset or do some other use case. And then we also have competitors that are pure crypto companies like us, but they're not always following a regulated approach. They're able to do some things we aren't and move quickly, but we want to make sure we're following the law. We think that that's a good thing for the long term of this industry and that we don't want to get any enforcement actions or anything like that that'll set us back. So generally, that's our approach. We're 100% focused on crypto, but we are following a trusted, regulated approach, trying to make crypto easy to use.

QUESTION 17: “Coinbase plays the role of both broker, executing trades on behalf of clients, as well as an exchange, matching buyers and sellers. This is a unique situation. In other markets, i.e. equities, a broker would be required to be legally independent of an exchange. Could you talk about how Coinbase operates as both a broker and an exchange? It seems like there are some conflicts of interest in the current situation." -- TidewaterVirginia

Alesia:
All right. Question 17. "Coinbase plays the role of both broker, executing trades on behalf of clients, as well as an exchange, matching buyers and sellers. This is a unique situation. In other markets, i.e. equities, a broker would be required to be legally independent of an exchange. Could you talk about how Coinbase operates as both a broker and an exchange? It seems like there are some conflicts of interest in the current situation." This is from TidewaterVirginia. Thank you so much for this question.

Alesia:
So it's true. On our retail side, we operate a full broker that includes the retail brokerage piece, as well as custody embedded in that retail trading experience. On the institutional side, we operate an exchange, a broker, and then a custodian. What I think is important about the Coinbase business model is that we have set up our business such that there's not a conflict. We do not proprietarily trade against our clients. What this means is that we're only executing orders on our customer's behalf and seeking for the best execution on those customer's’ orders.

Alesia:
So when an institutional customer engages with our broker, for example, we're routing that order across multiple liquidity venues; many trades on our own exchange, but oftentimes it trades outside of Coinbase as well, wherever the best price may be for that customer. In doing this, it is an agents-only model. There's no conflict of interest for us operating both the exchange and the broker, because we are ensuring that we're acting in our client's best interest at every point in the transaction.

Alesia:
Brian, is there anything you'd like to add to that?

Brian:
No, I thought that was great.

Alesia:
All right. Let's move on to question 18.

QUESTION 18: "Would Coinbase consider adding a product to the mobile app to allow users to spend their crypto? An example would be the Gemini pay feature from the Gemini app. I'm sure the backend they used, powered by Flexa, can be easily integrated into your application." -- crypto_bub

Brian:
All right. Question 18. "Would Coinbase consider adding a product to the mobile app to allow users to spend their crypto? An example would be the Gemini pay feature from the Gemini app. I'm sure the backend they used, powered by Flexa, can be easily integrated into your application." Okay, so this is from crypto_bub.

Brian:
Yes. So, we certainly allow people to spend their crypto today in the app. We have a number of people doing peer-to-peer payments and paying merchants for goods and services with crypto. And we want to make that even simpler to use in the future. I think there's a lot of things that need to start working better there in terms of, you can imagine, speed of confirmation times and things like that that matter a lot for commerce, because you don't want to be sitting there a long time waiting for something to confirm, but there's all kinds of solutions that can go into place for that. And we want to keep making payments even easier, but you can already do it today. And many people are.

Alesia:
Here we go, Question 19.

QUESTION 19 : "Will you change the CFO title to Master of Coin? Makes sense for a company named Coinbase." -- jivey_from_to

Alesia:
"Will you change the CFO title to Master of Coin? Makes sense for a company named Coinbase." Thank you, jivey_from_to.

Alesia:
So, Coinbase innovates in many ways, but we are not innovating on titles today. And even if we were, I don't really consider myself a master of anything. So, probably not, is the answer.

Brian:
Yeah. We threw a couple of fun things in the S-1, like the homage to Satoshi and whatnot, but got to hand it to Tesla on that one. That was pretty funny. All right, should we move on to the next question?

QUESTION 20: "Hi, Brian. A few years ago, 2017, Coinbase had a hackathon for the then-named Toshi browser, which of course, later became Coinbase Wallet. I made a Chinese language learning app and won a few ETH for it. I just wanted to drop by and say, thank you for that. It ended up paying for my master's degree and it really transformed my life. I'm really grateful to you for that. I am still here poking around with Ethereum writing code, generally having fun, watching the white papers of the past become reality. It's all pretty wild. And as it is an AMA, what is the silliest thing you've done in crypto recently? Mine would be mia.bet." -- iscaacsi

Brian:
All right. Question 20. "Hi, Brian. A few years ago, 2017, Coinbase had a hackathon for the then-named Toshi browser, which of course, later became Coinbase Wallet. I made a Chinese language learning app and won a few ETH for it. I just wanted to drop by and say, thank you for that. It ended up paying for my master's degree and it really transformed my life. I'm really grateful to you for that. I am still here poking around with Ethereum writing code, generally having fun, watching the white papers of the past become reality. It's all pretty wild. And as it is an AMA, what is the silliest thing you've done in crypto recently? Mine would be mia.bet." This is from iscaacsi.

Brian:
Well, first of all, that's really cool to hear. I'm glad that you were able to make such good use of the ETH that you got. And it's cool that you're continuing to write code and help build this industry, which is what this is all about. There's so many cool companies and products and ideas being built, it feels like a Golden Age or something of innovation right now in financial services with all this stuff that's happening.

Brian:
In terms of the silliest thing that I've done in crypto recently, I mean, one thing is that there's a musician who I met, who gave me some free lessons on how to do music composition, and we worked on this song together. To be clear, they did all the hard work, and I just tried to not sound silly. Anyway, they're going to be putting out an NFT of the song and so I'm trying to figure out how to help them with that, so that's one funny thing.

Brian:
By the way, I checked out your website here, mia.bet. If I understand it correctly, you have hooked up hamsters to create a randomized marble game that gets encoded in the blockchain. If I have that correct, let me know, but it looks like a pretty cool project. And we want to keep hiring people like you at Coinbase that are helping build cool stuff. So for you or anybody else out there, please check out our site if you're thinking about doing something in the crypto space.

ADDITIONAL : Addressing other themes from our AUA

Brian:
All right. So before we wrap up, I just wanted to take a minute to address a couple other themes that we saw in the questions. There was a number of individual questions that we saw that were tied to some of these. So one of them was around site reliability. And we've had some downtime recently. What are we doing to make sure that the site stays up, especially during periods where the price of crypto or some individual crypto is moving? So I think this is a really important question. And similar to what I mentioned previously with how we're scaling customer support during this unprecedented period of the price run-up, we're also taking a lot of effort to scale our engineering resources, our architecture of our site, to ensure that it can handle these entirely new, high levels of volume that are coming in.

Brian:
So, there's a lot of work that goes into something like that. And I'll try not to get in too, make it too technical, but a couple of concepts. There's a concept of horizontal scalability in our architecture, and some of our components today are already built with that, but not all of them. And if you have a single point of failure, then things can tip over. And so, we're addressing that throughout every system that we have. Also, we're looking into models in the future, things like Active/Active models, Active/Passive models. If you want to look into that, it's basically a way to have all of your traffic fail over to a copy of your infrastructure in the event something goes wrong.

Brian:
The last thing I'll mention is that we did, in this period of this run-up, we called what's called a Code Red internally, which means that we tapped everybody in the company that we needed and said, "Drop what you're doing. You're going to come work on scalability right now." And we've had incredible progress there by repeatedly testing the site with a testing framework that sends basically new levels of traffic to see where the bottlenecks are, go fix the bottleneck, and then send even more traffic, fix the next bottleneck. So, it's been all hands on deck. And I want to just say a big shout out to the team inside Coinbase that are working on that to get our scalability to the next order of magnitude and beyond, because this industry is just getting started.

Brian:
The second question that I just wanted to address that we saw bits and pieces of, we saw various people ask about certain assets. When are these going to be available on Coinbase?

And the answer is that we want to add every asset to Coinbase that meets our listing standard. And I think there's going to be dozens of different blockchains we need to support, millions of different assets out there in the future. There's going to be some crypto assets that are used for payments and medium of exchange, some that are used as security tokens and stable coins, and some that are for NFTs and all these things that we can barely even imagine. So, there's going to be millions and millions of tokens out there that we need to support over time. And it's one of our big focuses, accelerating the pace of asset addition. So those were some of the themes that we saw, and just wanted to address those proactively.

Brian:
Alright, so we’re out of time, that’s going to be our final question. Just want to say a big thank you to everyone that submitted questions and has been following our progress and our direct listing. So many of you out there are helping making the crypto economy a reality, and you’ve been amazing customers at Coinbase and championing support along the way. Not that long ago we were a tiny little start up with a crazy idea and here we are getting ready to go public. It’s a pretty incredible journey, and we couldn’t have done it without all of our customers, all the hard work of the employees at coinbase, our incredible Board and investors. So it took a huge group of people to come together and hopefully we’ve helped accelerate progress in this industry and helped bring cryptocurrency to millions of people around the world.

Brian:
So, for more updates you can check out our investor website investor.coinbase.com, and I just wanted to say a big thank you to everybody and have a great week.

Alesia:
I echo all of that; thank you, thank you.

Brian:
Thanks everyone, bye!

Clarifications

When Alesia Haas says “Coinbase is a crypto only platform where we only list security tokens”, she intended to say “Coinbase is a crypto only platform where we only list crypto tokens.”

Twitter Announcement from the Company

1.The questions are in and the community has spoken. Tune in watch the responses to our recent Reddit Ask Us Anything. https://www.reddit.com/user/CoinbaseListing/comments/mbo60p/hey_reddit_im_brian_armstrong_ceo_and_cofounder/

Hey Reddit!
I'm Coinbase Cofounder/CEO
Brian Armstrong
AMA! 8:00am PT/11:00am ET
3/17/21 u/coinbaseListing
See you there!

Hi Reddit!
I'm Coinbase CFO
Alesia Haas
Lets Talk Crypto
u/Coinbase Listing
AMA
3/17/21
8 AM PT
11 AM ET